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                                                                     Exhibit 5.1

                 [STRADLING YOCCA CARLSON AND RAUTH LETTERHEAD]




                                  May 23, 2002


Micro General Corporation
2510 N. Red Hill Avenue, Suite 230
Santa Ana, California 92705

                  RE:      Registration Statement on Form S-8

Gentlemen:

                  At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Micro General Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,460,000 shares of the Company's common stock, $0.05 par value ("Common Stock"), issuable under the Company's 1998 Stock Incentive Plan (the "Plan").

                  We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above. As to questions of fact material to our opinion, we have relied upon the representations of officers of the Company.

                  Based on the foregoing, it is our opinion that the 2,460,000 shares of Common Stock to be issued under the Plan against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                             /s/ Stradling Yocca Carlson & Rauth